EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 25, 2009 (February 8, 2010 as to the effect of the October 3, 2009 adoption of the new accounting standard requiring retrospective application described in Note 1 of the Notes to the Consolidated Financial Statements),relating to the consolidated financial statements and financial schedule of Conexant Systems, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s retrospectively adjusted financial statements for the October 3, 2009 adoption of Accounting Standards Codification Subtopic 470-20,Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion, Including Partial Cash Settlement) included on Form 8-K of Conexant Systems, Inc. and subsidiaries dated February 8, 2010, and our report on the effectiveness of Conexant Systems, Inc. and subsidiaries internal control over financial reporting dated November 25, 2009 included in the Annual Report, as amended, on Form 10-K/A of Conexant Systems, Inc. and subsidiaries for the year ended October 2, 2009.
DELOITTE & TOUCHE LLP
Costa Mesa, California
February 26, 2010